Exhibit 99.2

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (Representing OSI)
Kathy Galante (Investors/Media)	Justin Jackson / Kathy Nugent (Media)
Senior Director	212-213-0006
KimWittig (Media)
Director
631-962-2000
OSI Pharmaceuticals Announces Conversion Period for Convertible Notes
MELVILLE, NY – October 1, 2008 – OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that its 2% Convertible Senior Notes due 2025 (the “notes”) are now convertible at the option of the holders and will remain convertible through December 31, 2008, the last trading day of the current fiscal quarter, as provided for in the Indenture governing the notes.
The notes became convertible as the Company’s common stock closed at or above $35.32 per share for twenty trading days within the thirty trading day period ending on September 30, 2008. As a result, during the conversion period commencing October 1, 2008 and continuing through and including December 31, 2008, holders of the notes may, if they elect, convert the notes into shares of common stock, subject to the terms of the related Indenture. The notes are convertible at the conversion rate of 33.9847 shares per $1,000 principal amount of each Note or an effective conversion price of $29.43 per share. There is currently outstanding $115 million principal amount of the notes.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such statements with respect to OSI reflect the current views of OSI’s management and are based on certain assumptions. Actual results for OSI could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in OSI’s filings with the U.S. Securities and Exchange Commission.